EXHIBIT 2

                           IMAGE SENSING SYSTEMS, INC.
                      NON-INCENTIVE STOCK OPTION AGREEMENT
                                   (DIRECTOR)

         This Option Agreement, made and entered into this 20th day of September 2002 between Image Sensing Systems, Inc., a Minnesota corporation (the "Company") and Panos Michalopoulos ("Director").

         WHEREAS, the Company has adopted the Image Sensing Systems, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "Plan") which permits issuance of stock options for the purchase of shares of common stock of the Company, and the Company has taken all necessary actions to grant the following option pursuant and subject to the terms of the Plan.

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Director hereby agree as follows:

         1. Grant of Option. The Company hereby grants Director the right and option (hereinafter called the "Option") to purchase all or any part of the aggregate of thirty-six thousand (36,000) shares of the Company's common stock at the option price equal to $3.10 per share on the terms and conditions set forth in this agreement and in the Plan. It is understood and agreed that the option price is the per share fair market value of such shares on September 20, 2002. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The option is issued pursuant to the Plan and is subject to its terms. A copy of the Plan will be furnished upon request of Director.

         2. Vesting of Option Rights. Except as otherwise provided in section 3 of this agreement, Director may exercise the Option in accordance with the following schedule:

                 On or after each of          Number of shares with respect to
                 the following dates          which the Option is exercisable
                 -------------------          -------------------------------

                 December 31, 2002            24,000
                 December 31, 2003            12,000

         Notwithstanding the foregoing, the Option may be exercised as to 100% of the shares of common stock of the Company for which the Option was granted on the date of a "change of control", as hereinafter defined. A "change of control" shall mean any of the following: (i) a public announcement that any person has acquired or has the right to acquire beneficial ownership of 51 % or more of the then outstanding shares of common stock of the Company and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement

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of an intention to make a tender or exchange offer for 51% or more of the then outstanding shares of the common stock of the Company; (iii) a sale of all or substantially all of the assets of the Company, or (iv) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company.

         The Option shall terminate at the close of business on September 20, 2012 or such shorter period as is prescribed herein. Director shall not have any of the rights of a shareholder with respect to the shares subject to the Option until such shares shall be issued to Director upon the proper exercise of the Option.

         3. Exercise of Option after Death or Termination of Employment. The Option shall terminate and may no longer be exercised if director ceases to be employed (which term, for the purposes of this section 3, shall include status as a member of the board of directors of the Company) by the Company or its subsidiaries, except that:

               (a) If Director's employment shall be terminated for any reason, voluntary or involuntary, other than death or disability (as set forth in section 3(c)) or as a result of Director's gross and willful misconduct, Director may at any time prior to the close of business on September 20, 2012 exercise the Option to the extent the Option was exercisable by Director on the date of the termination of Director's employment: and

               (b) If Director's employment is terminated as a result of Director's gross and willful misconduct, including but not limited to wrongful appropriation of funds or the commission of a gross misdemeanor or felony, the Option shall be terminated as of the date of the misconduct; and

               (c) If Director dies in the employ of the Company or a subsidiary or Director's employment is terminated because Director has become disabled (within the meaning of Code section 22(e)(3)) while in the employ of the Company or a subsidiary, the Option may be exercised at any time prior to the close of business on September 20, 2012 to the extent that Director was entitled to exercise the Option on the date of Director's death or termination of employment, if earlier, by director or Director's personal representatives, if applicable, or by the person or persons to whom Director's rights under the Option pass be will or by the applicable laws of descent and distribution:

provided, however, that the Option may not be exercised to any extent by anyone after the termination date of the Option.

         4. Method of Exercise of Option. Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office at 500 Spruce Tree Centre, 1600 University Avenue, St. Paul, Minnesota 55104. The notice shall set forth the number of shares as to which the Option is being exercised and shall be accompanied by payment of the purchase price. Payment of the purchase price shall be made in cash (including bank check, personal check or money order payable to the Company), or, at the discretion of the Company, by delivering to the Company for cancellation shares of the Company's common stock already owned by Director having a fair market value equal to the full purchase price of the shares being acquired or a combination of cash and such shares. The fair market value of any shares delivered by Director upon the exercise of the Option shall be determined as provided in section 5 of the Plan.

         5.    Miscellaneous.

               (a) This agreement shall not confer on Director any right with respect to continuance of employment with the Company or any subsidiary of the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time.

               (b) The exercise of all or any parts of the Option shall only be effective at such time that the sale of shares of common stock pursuant to such exercise will not violate any state or federal securities or other laws.

               (c) The Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in subsection 3(c), and during Director's lifetime the Option is exercisable only by Director.

               (d) If there shall be any change in the common stock subject to the Option through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Company in the number of shares and the price per share of the shares subject to the Option in order to prevent dilution or enlargement of the option rights granted hereunder.

               (e) The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Company's common stock as will be sufficient to satisfy the requirements of this agreement.

               (f) In order to comply with all applicable federal or state income tax laws or regulation, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Director.

               (g) Director shall not disclose either the contents or any of the terms and conditions of the Option to any other person, except with the consent of an authorized officer of the Company that is not the Director or on a confidential basis for personal financial planning, legal or administrative purposes, and agrees that disclosure in violation of this Section 5(g) may result in both immediate termination of the Option without the right to exercise any part thereof and termination of employment with the Company.

         IN WITNESS WHEREOF, the Company and Director have executed this agreement on the date set forth in the first paragraph.


                                            IMAGE SENSING SYSTEMS, INC.


                                            By  /s/ James Murdakes
                                                -------------------------------
                                                James Murdakes
                                                President and Chief
                                                Executive Officer



                                            By  /s/ Panos Michalopoulos
                                                -------------------------------
                                                Director